Exhibit 99.1
Clear Channel Announces Receipt of Requisite Consents In Tender Offers and
Consent Solicitations for Senior Notes
San Antonio, TX, January 2, 2008. Clear Channel Communications, Inc. (“Clear Channel”) announced today that it has received tenders and consents representing a majority of its outstanding 7.65% Senior Notes due 2010 (CUSIP No. 184502AK8) (the “CCU Notes”). Clear Channel also announced today that its subsidiary, AMFM Operating Inc. (“AMFM”), has received tenders and consents representing a majority of its outstanding 8% Senior Notes due 2008 (CUSIP No. 158916AL0) (the “AMFM Notes” and, collectively with the CCU Notes, the “Notes”), all pursuant to the previously announced cash tender offers and consent solicitations for the CCU Notes and the AMFM Notes.
As of 5:00 p.m., New York City time, on December 31, 2007, Clear Channel had received tenders and consents in respect of $710,729,000 of the outstanding principal amount of CCU Notes (or approximately 94.76% of the aggregate principal amount), and AMFM had received tenders and consents in respect of $555,582,000 of the outstanding principal amount of AMFM Notes (or approximately 86.16% of the aggregate principal amount).
As a result of the receipt of the requisite consents for the CCU Notes, Clear Channel expects to enter promptly into a supplemental indenture incorporating the Clear Channel proposed amendments, which eliminate substantially all of the restrictive covenants and the covenants regarding mergers and consolidations contained in the CCU Notes and in the indenture governing the CCU Notes applicable to the CCU Notes, eliminate certain events of default, and modify or eliminate certain other provisions, including certain provisions relating to defeasance, contained in the CCU Notes and in the indenture governing the CCU Notes applicable to the CCU Notes. As a result of the receipt of the requisite consents for the AMFM Notes, AMFM expects to enter promptly into a supplemental indenture incorporating the AMFM proposed amendments, which eliminate substantially all of the restrictive covenants and the covenants regarding mergers and consolidations contained in the AMFM Notes and in the indenture governing the AMFM Notes, eliminate certain events of default, and modify or eliminate certain other provisions, including certain provisions relating to defeasance and providing for guarantees, contained in the AMFM Notes and in the indenture governing the AMFM Notes. Each supplemental indenture will become operative upon acceptance and payment of the tendered notes by AMFM or Clear Channel, as applicable.
Clear Channel and AMFM have decided to extend the consent payment deadlines in connection with the tender offers and the consent solicitations. The new consent payment deadline for each series of Notes is 8:00 a.m. EST on January 16, 2007, which is the same time as each tender offer expiration date. Each of the consent payment deadline and the tender offer expiration date is subject to extension by AMFM, with respect to the AMFM Notes, and Clear Channel, with respect to the CCU Notes, in their sole discretion. As a result of the extension of the consent payment deadlines, all holders that validly tender their notes in each tender offer will be eligible to receive the applicable total consideration offered, including the applicable consent payment.
In each case, holders whose Notes are accepted for payment in the tender offers will receive accrued and unpaid interest in respect of such purchased Notes to, but not including, the applicable settlement date.
The Clear Channel tender offer and consent solicitation is being made pursuant to the terms and conditions set forth in the Clear Channel Offer to Purchase and Consent Solicitation Statement for the CCU Notes dated December 17, 2007, and the related Letter of Transmittal and Consent. The AMFM tender offer and consent solicitation is being made pursuant to the terms and conditions set forth in the AMFM Offer to Purchase and Consent Solicitation Statement for the AMFM Notes dated December 17, 2007, and the related Letter of Transmittal and Consent. Further details about the terms and conditions of the tender offers and consent solicitations are set forth therein.
Clear Channel has retained Citi to act as the lead dealer manager for the tender offers and lead solicitation agent for the consent solicitations and Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated to act as co-dealer managers for the tender offers and co-solicitation agents for the consent solicitations. Global Bondholder Services Corporation is the Information Agent for the tender offers and the consent solicitations. Questions regarding the transaction should be directed to Citi at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (212)430-3774 (for banks and brokers only) or (866) 924-2200 (for all others toll-free).
This announcement is for informational purposes only. This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any Notes. The tender offers and consent solicitation are being made solely pursuant to the Offers to Purchase and related documents. The tender offers and consent solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the tender offers and consent solicitations to be made by a licensed broker or dealer, the tender offers and consent solicitations will be deemed to be made on behalf of Clear Channel by one or more of the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
Clear Channel Communications, Inc. (NYSE: CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio and television stations and outdoor displays in various countries around the world.
The tender offers and consent solicitations for the Notes are being made in connection with the previously announced merger (the “Merger”) with BT Triple Crown Merger Co., Inc. The completion of the Merger and the related debt financings are not subject to, or conditioned upon, the completion of the tender offers or the related consent solicitations or the adoption of the proposed amendments with respect to the Notes.
As previously announced by Clear Channel, the closing of the Merger is expected to occur during the first quarter 2008 and concurrently with the consummation of the Merger, Clear Channel expects to obtain $18.525 billion of new senior secured credit facilities, to be available to the Company and certain of its subsidiaries as borrowers, and to issue $2.6 billion of new senior unsecured notes. Clear Channel and one or more of its subsidiaries would also be the borrowers under a separate receivables-backed revolving credit facility with availability of up to $1.0 billion. The closing of the Merger is subject to the receipt of regulatory approvals and conditions.
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Clear Channel and others relating to the merger agreement; (3) the inability to complete the Merger due to the failure to obtain the necessary regulatory approvals or the failure to satisfy other conditions to consummation of the Merger; (4) the failure to obtain the necessary debt financing arrangements contemplated in debt financing commitment letters received in connection with the Merger; (5) the failure of the Merger to close for any other reason; (6) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; (7) the effect of the Merger on our customer relationships, operating results and business generally; (8) the ability to recognize the benefits of the Merger; (9) the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger; and (10) the impact of the substantial indebtedness incurred to finance the consummation of the Merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Clear Channel Communications, Inc.
Investor Relations Department, 210-822-2828